Exhibit 99.2

MOCON, Inc.

Second Quarter 2015 Conference Call Script

August 5, 2015

Delivered by:      Robert Demorest - MOCO

Elissa Lindsoe– MOCO

Steven Hooser – Three Part Advisors

Operator (if necessary):

Good day, everyone, and welcome to MOCON’s Second Quarter 2015 Earnings Conference Call. Today's conference is being recorded. I would now like to turn the call over to Steven Hooser, MOCON’s investor relations representative. Please go ahead Steven.

Steven Hooser:

Thank you for joining us today to discuss our second quarter 2015 financial results. With me on the call today are Robert Demorest, Chief Executive Officer, and Elissa Lindsoe, Chief Financial Officer and Don DeMorett, Chief Operating Officer who will be helping with the Q&A session that we will open up to the audience after we complete our prepared remarks. Please note that we are also webcasting this call. Both the earnings press release that was issued earlier and the webcast link can be accessed on our Investor Relations website at mocon.com. Before I turn the call over to management, I'd like to remind everyone that during today’s call, including the Q&A session, we may make forward-looking statements regarding expected revenue, earnings, future plans, opportunities, and other expectations of the Company. These estimates and plans and other forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied on the call. These risks include those that are detailed in our most recent Annual Report on Form 10-K and in today’s earnings press release and may be amended or supplemented by subsequent quarterly reports on Form 10-Q, or other reports filed with the Securities and Exchange Commission. The statements made during this conference call are based upon information known to MOCON as of the date and time of this call. We assume no obligation to update the information presented in today’s call.

During today’s call we will also discuss non-GAAP financial measures, including Constant Currency, EBITDA and Adjusted EBITDA. These measures, when used in combination with GAAP results, provide us with useful information to better understand our business and we believe investors may want to consider this impact on our performance as well. A reconciliation of GAAP to non-GAAP measures can be found in today’s earning’s release.

With that, I’d like to turn the call over to Robert Demorest, MOCON’s President and Chief Executive Officer.

Robert Demorest

Thanks Steven; and thanks to all of you on the line for participating in our earnings call and we appreciate your time and your continued interest in Mocon. While we continue to be faced with the macro economic conditions that clouded our performance in Q1 primarily in terms of the strong dollar and the slowing in oil exploration, however, I am very encouraged by our results. On a constant currency basis our second quarter revenue was up 5 percent and on a year-to-date basis, we are up 7 percent at the half. Our two largest business segments, Permeation and Package Testing, are right in line with our targets as they continue to meet their growth expectations. Industrial Analyzers has had success in environmental monitoring and beverage safety markets but this is masked as we weather the downturn in the oil and gas market. Had our revenue from oil and gas customers been flat year-to-year, our overall constant currency growth rate would have been 12 percent versus 5 percent. Overall, I am excited about the opportunities we have identified, and believe we have the right strategies in place to continue capitalize on them in executing our plan. We have recently added a new executive member, Mike Barto to our already strong team as part of our overall operating plan. I will go over specifics further in the call but for now, I’ll turn the discussion over to Elissa to go through the financials in detail.

Elissa Lindsoe

Thanks Bob, and thanks again to everyone for joining us. In Q2, 69 percent of our reported revenue was generated outside of the United States of which more than half was sold in Europe so once again, although our revenues were up, we were significantly impacted by the strong dollar. Reported revenue for the second quarter of 2015 was 15.0 million, down slightly from $15.6 million during the second quarter of 2014. On a constant currency basis, revenue was $16.3 million, a 5 percent increase year-over-year. Year-to-date June 2015 reported revenue was $30.4 million, or $33 million on a constant currency basis which is 7 percent higher than year-to-date revenue as of June 2014.

While the strengthening of the US dollar negatively impacted our top line by $1.2 million for the quarter and $2.6 million for the YTD, there is much less of an effect to our operating income because a large portion of the costs to support our international businesses are denominated in foreign currencies, which provides a natural hedge -- mitigating the negative effect of a strengthening dollar to operating profits. In Q2 2015, we reported operating income of $1.1 million, or 7 percent of revenue, which is $722K below Q2 2014. Overall reported gross profit was 53 percent of revenue in Q2 2015 compared to 56 percent in Q2 2014 and total operating expenses were up one percentage point year-over-year at 46 percent of revenue.

Much of the increase in operating expense is due to an increase in spending for corporate compliance costs, research and development and for professional fees associated with our initiative to reduce our number of legal entities. Last month we announced the appointment of McGladrey as our new auditors. This change was simply an effort to reduce compliance costs and had no reflection on our relationship with KPMG. Further to that, we are also in the process of reorganizing our legal entity structure which will provide flexibility in moving cash between entities in a tax efficient manner while also eliminating 5 entities which will simplify our tax structure while reducing overall operating expenses.

I will now break down the specifics by business segment:

Our largest segment in Q2 was Package Testing comprising 46 percent of overall revenue on a constant currency basis. Reported revenue was $6.5 million in Q2 2015 and on a constant currency basis was $7.5 million, representing a 3 percent increase over Q2 of 2014. Year-to-date, this segment grew 10 percent on a Constant Currency basis which is a better indicator of performance than Q2 was on a stand-alone basis due to the timing of revenue recognition in 2014. You may recall, that the first quarter of 2014 was impacted by a warranty issue that was resolved in the 2nd quarter of the same year at which time the first quarter backlog shipped. 77 percent of Package Testing revenue on a constant currency basis was sold outside of the U.S. in Q2 compared to 80 percent in Q2 of 2014. The majority of this foreign revenue was denominated in euros and therefore, this segment bore the weight on the majority of the $1.2 million overall currency impact we experienced in Q2. As a reminder, the majority of the operations supporting our Package Testing segment are based in Europe and as a result, FX favorably impacted costs which offset the majority of the revenue impact. Package Testing gross margin was 54 percent of revenue in the 2nd quarter of 2015 compared to 51 percent of revenue in Q2 2014. This improvement was driven primarily by increased volume from our higher margin headspace and accessory products. Operating expenses were 46 percent of revenue in Q2 2015 compared to 42 percent in the year-ago quarter resulting in operating margins that were 8 percent of revenue compared to 9 percent in Q2 of 2014.

Our next largest segment for the quarter was Permeation comprising 38 percent of overall revenue on a constant currency basis. Reported revenue in Q2 2015 was $6.0 million and $6.1 million on a constant currency basis, or a 22 percent increase over Q2 2014. Of the Permeation constant currency revenue reported in Q2 2015, 72 percent was sold outside of the United States compared to 71 percent in the same quarter of 2014. A larger portion of foreign revenue is denominated in USD and therefore, our Permeation segment took less of a hit to the top line ($169K) than Package Testing did, however, the majority of our Permeation operations are in the USA and therefore, our Permeation segment did experience a greater impact to operating profits. Gross margin was 57 percent of revenue in the second quarter of 2015 compared to 62 percent of revenue in the year-ago quarter. In addition to foreign currency, the second quarter gross margin was negatively impacted by increased consulting and services costs in relation to their respective revenue streams in the quarter. Operating expenses were 38 percent of revenue in Q2 which is down from 49 percent in the year ago quarter. This decline in operating expenses was partially offset by the decrease in gross margin which resulted in Q2 operating margins of 19 percent in 2015 compared to 13 percent in 2014.

Our Industrial Analyzers and Other segment comprised 16 percent of our overall revenue on a constant currency basis. Currently, 100 percent of the revenue in our Industrial Analyzers segment is denominated in USD and therefore is not subject to foreign exchange fluctuations. Q2 revenue in this segment was $2.6 million which is down 18 percent from the $3.2 million reported in Q2 of 2014. In Q2, 2014, we sold nearly $1.4 million to oil and gas customers compared to only $200,000 in Q2 2015 – which means our non-oil and gas revenue grew 33 percent in Q2 when compared to the prior year. During Q2, our environmental monitoring products made a lot of traction in Taiwan and we installed a total of 4 BevAlert systems into Pakistan and India where beverage safety is of great concern given the impure methodology used to produce carbon dioxide in these regions of the world. 56 percent and 58 percent of our Q2 revenue was sold to foreign markets in 2015 and 2014 respectively. Q2 gross margin was 44 percent in 2015 compared to 59 percent in 2014. The year-over-year decline in the Industrial Analyzers and Other gross profit rate was primarily driven by reduced volume which results in a lower base to absorb semi-variable and fixed manufacturing costs. In addition, our operating expenses were 65 percent of revenue in Q2 2015 compared to 45 percent of revenue in Q2 2014. This 20 percentage point increase was driven by lower volume and increased spending (on a dollar basis) as we built operating infrastructure to support the 24 percent year-over-year growth we experienced in 2014. We are currently reviewing cost reduction opportunities while exercising caution to avoid cutting costs in areas that are fueling growth in the medium and longer term. In summary, reduced volume to oil and gas customers, offset in part by an increase in demand for our environmental monitoring and beverage safety systems, coupled with reduced margins and increased operating infrastructure resulted in a Q2 2015 operating margin of negative 21 percent compared to positive 14 percent in all of 2014. As we said on our last call, we continue to believe that low oil prices do not represent long-term challenges to our business. Our customers express confidence that our superior technology positions us well to continue to be a leading player in this market now and as oil prices increase.

Moving on to the remainder of our income statement:

Other Expense for the second quarter of 2015 was $113,000 compared to $94,000 during same quarter in 2014 and our Q2 effective tax rate was 32.1 percent in 2015, up 1 percentage point from Q2 2014. The increase in the rate is due to a higher proportion of projected 2015 taxable income being generated in the U.S than was in 2014.

Net income for the second quarter of 2015 was $646,000, or $0.11 per diluted share, compared to $1.2 million, or $0.20 per diluted share for the second quarter in 2014.

Adjusted EBITDA for second quarter of 2015 was $1.8 million compared to $2.5 million in the second quarter of 2014.

Moving on to our cash flow and balance sheet:

Cash and cash equivalents were $6 million on June 30, 2015 compared to $5.3 million on March 31, 2015 and $6.3 million on December 31, 2014. $456K of the decline from the December 31 balance was driven by foreign exchange while the bulk of the remainder was split between paying dividends and capex offset in part by positive operating cash flows.

Accounts receivable was $8.8 million, which represents days sales outstanding of 53, a 2 day improvement compared to 55 days in the first quarter of 2015.

Inventory was $9.2 million, up slightly from March 31, 2015

In early April, we paid off the Dansensor seller financing in full and the payments toward our term debt facilities were offset by borrowings from our revolver resulting in total debt being flat from December 31, 2014 to June 30, 2015 at $4.6 million.

Net cash provided by operations was $2.1M in the first half of 2015 compared to $3.9 million in the first half of 2014 primarily driven by reduced collections. You may recall that in 2014, we had a project underway to improve the timing of collections which disproportionately benefited 2014 in the level of collections in relation to billings.

With that, I will now turn the call back over to Bob.

Robert Demorest

Thanks Elissa.

To start, I’d like to say that we are encouraged that our overall business is still very solid in nearly all categories, and I am optimistic about the remainder of 2015. I am happy to report that we continue to see nice traction in two of our three reporting segments. We believe that the current headwinds we are facing with the strong dollar and low oil prices are not indicative of a longer term challenge to our momentum, and as the general macro-economic conditions improve we expect to see substantial strength in our business fundamentals. In the meantime, we are appropriately managing expenses and maximizing efficiencies.

A key strategic initiative that is underway within MOCON is a project we call “One MOCON”. As you know, MOCON has a rather large global footprint, with multiple legal entities, operating units and brands in the market. The One MOCON initiative calls for us to merge and consolidate legal entities, create a global senior management team, and create common communications, ERP, and back office platforms. The result of these efforts will be increased operational excellence and global customer service, while also improving compliance, and overall risk reduction throughout our company. Elissa spoke about our current project to consolidate legal entities in her prepared remarks and in my opening remarks, I mentioned that we recently added Mike Barto to our leadership team – These are the latest steps in our One MOCON initiative. Mike is our global VP, Manufacturing and Engineering. Through this new role, we will be able to provide our global customers with an even higher level of innovation, performance, reliability, parts availability and field service. We are all excited to have Mike on board. He has earned a Six Sigma Blackbelt and comes to us with a proven track record in building excellence within the organizations he’s managed.

I’d also like to update everyone on our growth strategy.

Let’s start by reviewing the three current major growth drivers to the markets we serve:

The first is a worldwide desire for increased consumer product safety and quality, especially in food, beverage, medical, and pharmaceutical products, as evidenced by increasingly strict regulatory requirements from governments everywhere.

For example, to target this market, we have investigated the potential for our GreenLight technology to be utilized in the pharmaceutical industry. We believe there is a high need for finding better solutions in contamination detection in the clean rooms of pharma manufacturing. In order to provide the most effective solution and early market acceptance, we have forged a partnership with a world leader in cleanroom environmental monitoring. Particle Measuring Systems (PMS), a Spectris company, has entered into an agreement with MOCON to use the GreenLight technology in a test kit for determining surface hygiene. Both MOCON and PMS expect this new rapid test method to become a growth business as traditional microbial test methods are replaced.

Secondly, there is a growing “Green Movement” across the globe, with increased initiatives and laws aimed at creating and maintaining cleaner air and water. In our Industrial Analyzer and Other business segment, we have seen an increase in orders coming from Asia, as governments in that region increase pressure on industry to clean up air and water discharges. Also, in the US, the EPA is requiring more and more monitoring of ambient air pollution, which we feel holds promise for future sales of our unique and versatile gas analysis products.

And thirdly, there is a desire by multiple industries to increase the control, data collection, and automation of process lines in factories, thereby saving resources, labor, and money, and thus adding quality and yield. In this area of our business, we have seen a rise in orders for our BevAlert systems, which measure and confirm the absence or presence of trace impurities in food-grade carbon dioxide, which is a critical component to the carbonated soft drink industry worldwide.

So how are these 3 growth drivers impacting our business?

In our Package Testing Group, which has grown by 10 percent on a constant currency basis in the first half of 2015, our expertise is in instrumentation for MAP (Modified Atmosphere Packaging) technologies. This process involves flushing food and other packages with inert gases on-line, as they are being packaged and sealed. As mentioned previously, this gas flushes out atmospheric oxygen, often called the “thief of flavor and shelf life,” and thereby extends safely the shelf life of packaged goods without the use of additives or preservatives. The food can now be labeled “all natural, nothing artificially added.” As consumer awareness increases, and the world continues to move toward favoring locally grown foods, with traceability from “farm to fork,” this type of automated process continues to grow in acceptance and importance. We are the world leader in this type of process control instrumentation for the food industry.

Our Permeation Product Group grew 15 percent on a constant currency basis in the first half of 2015. The largest part of this business is helping food, beverage, medical device and pharmaceutical manufacturers safely meet and even extend the desired shelf lives of their products. Gases permeate all plastics, which are the majority of materials used in the packaging of perishable consumer products today. Our Permeation Group is the market leader in testing and measuring these properties of barrier materials, and the global industry relies on MOCON to accurately measure the rates which gases permeate through packages and films. In addition, data generation and automation of these processes are vitally important to customers, both for their own quality programs, and to ensure compliance with regulatory requirements. Our newest product designs and offerings, released in 2014 and 2015 after nearly six years of development, are the most sensitive and easy-to-use permeation instruments ever introduced, and will help keep us years ahead of our competitors. This product area has excellent margins, a healthy stable of IP and trade secrets, and positions MOCON as the world’s market leader in this category. Our business strategy is to continue growing our enviable, large, world-wide installed customer base in line with overall market growth, while garnering even greater growth through the introduction of new products to speed up replacements.

Our Industrial Analyzers and Other business segment has declined by 15 percent in the first half of 2015. Masked by falling revenue from our oil and gas customers, the Industrial Analyzers product group is benefitting from the world-wide emphasis on increased environmental awareness, process gas analysis, worker safety, indoor air quality, and OEM gas sensors, all of which, as Elissa mentioned earlier, are growing portions of this product group. In Q2 2015, these portions of our business collectively grew 33 percent.

And, we expect to see growth with our microbial initiatives, some of which have been described previously.

In summary, we expect organic growth to continue to come from several segments of our business.

MOCON has a long history with an aggressive IP strategy. We maintain a large portfolio of patents for a company our size.

Our ongoing plans for growth include continued substantial funding for research and development to drive new product introductions, together with strategic acquisitions that complement our current business and to make other investments where appropriate.

We continue to look at M&A candidates in all three of our reporting segments. Our targets are generally one of four types:

1.	Manufacturers of test and measurement instruments

2.	Manufacturers of sensors, detectors, or components

3.	Providers of laboratory services

4.	Distributors and representatives in selected geographical territories

As mentioned last quarter, we have a healthy list of candidates, many of whom we have qualified and evaluated and IF the right one comes along, we are prepared to move on it. Between 2001 and 2012 we have made 3 acquisitions of which all have been successful and accretive. This was not just luck – for all 3 we used an extremely disciplined approach to diligence that ensured each acquisition was well thought out, had a strategic purpose and was optimally timed. Further, we have learned some lessons along the way and will adjust our approach in order to ensure continued success.

In summary, I remain confident in our ability to stay the course for the remainder of 2015, and I look forward to updating you again at the end of the third quarter.

With that, let me open up the call for your questions. Operator, please instruct our listeners on how to queue up.

After the Q&A:

Robert Demorest

Thank you again for joining us on today’s call. We will look forward to discussing our Q3 results with you sometime in early November. Have a great evening!

Certain remarks of Robert L. Demorest, Chief Executive Officer

●

PMS will be purchasing vials and Greenlight® instruments from MOCON. MOCON will be collaborating with PMS to develop a Greenlight ® swabbing kit to be used in the pharmaceutical clean room industry for testing of microbial activity on clean surfaces. The incubation and testing of the swabs is anticipated not to exceed eight hours. [To the best of our knowledge,] this testing method is the fastest testing method available.

●

We explored the use of the Greenlight ® application in the meat and produce industries starting in 2012 with the respective industries concluding that the Greenlight® application not being a viable option. In 2014, we had a lot of interest in the dairy industry.

●	The next generation instruments is a driver of the increased revenues in the Permeation segment due to the capital equipment re-fresh cycle at our customers is expected to take approximately 10 years.
●	MOCON did not experience any declines from the oil and gas sector in the fourth quarter of 2014; rather the declines impacted MOCON beginning in the first quarter of 2015

Certain remarks of Don DeMorett, Chief Operations Officer

●	We anticipate improvement in the oil and gas sector in the last half of 2015; however, we are cautiously optimistic.
●	Our target is 3 additional instruments in the next generation of Permeation instruments in the coming year, three in 2016 and three in 2017.

Certain remarks of Elissa Lindsoe, Chief Financial Officer

●	When the oil and gas sector improves, we anticipate a delay from the time of improvement to the time MOCON will benefit from that improvement.